Exhibit 10.2
FORM OF AGREEMENT

WHEREAS under a Subscription Agreement in 2006, SPO Medical Inc. (“SPO”) sold Subscriber (named below) certain SPO securities consisting of (i) a 8% promissory notes with interest and principal repayable at the end of 12 months (the “Note”); and (ii) a two year common stock purchase warrant to purchase 16,250 shares of Common Stock of the Company for each $25,000 of principal loaned to Company (the “Warrant”); and

WHEREAS, the parties hereto wish to convert the Note to shares of common Stock of SPO and determine a Warrant exercise price, subject to the following terms and conditions.

NOW THEREFORE, in consideration of the above and the terms and conditions hereof, the parties agree as follows:

1. The Note. Effective the date hereof, the Note and all interest accrued thereunder shall be converted to shares of Common Stock of SPO at the conversion price of $0.90 per share, and the Note shall be deemed fully paid and satisfied. Upon signature of this agreement the Note will be deemed null and void. SPO shall issue and deliver to Subscriber (at the address below) certificates for such shares with a restrictive legend required under law.

2. The Warrant. Effective the date hereof, the Per Share Warrant Price, as defined in the Warrant, shall be $0.90.

3. With the exception of the above, the other provisions of the Subscription Agreement and Warrants shall remain “as is”.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the __ day of July 2007.

SPO Medical Inc.	Subscriber

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Per: Michael Braunold	_________________________
President & CEO

Print Name:________________

Address:

_________________________

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